Exhibit 4.1

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER AND WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE COMPANY), THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT, OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT PURSUANT TO AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE COMPANY, THAT THE REQUIREMENTS OF RULE 144 OR RULE 144A HAVE BEEN SATISFIED.

Courtside Group, Inc.

(dba podcastone)

10% ORIGINAL ISSUE DISCOUNT CONVERTIBLE PROMISSORY NOTE

Date of Issuance: July 15, 2022	$____________

FOR VALUE RECEIVED, Courtside Group, Inc. (dba PodcastOne), a company incorporated under the laws of Delaware (the “Company”), hereby promises to pay to the order of [HOLDER NAME] (the “Holder”), the principal sum of $________ (the “Principal Amount”), together with interest thereon from the date of issuance of this convertible promissory note (this “Note”). Interest will accrue at a simple rate of ten percent (10%) per annum; provided, that upon an uncured Event of Default (as defined below) interest will accrue at a simple rate of sixteen percent (16%) per annum and shall continue at such rate so long as such uncured Event of Default continues. Unless earlier converted into Financing Conversion Shares (as defined below), the principal and accrued interest of this 10% original issue discount convertible promissory note (this “Note”) will be due and payable as set forth in Section 1, below, but in no event later than July 15, 2023 (the “Initial Maturity Date”); provided, however, that upon five (5) calendar days’ prior written notice to the Holder, the Company may extend the Initial Maturity Date to October 15, 2023 (as such Initial Maturity Date maybe extended, the “Maturity Date”); provided that upon any such extension, the Principal Amount of this note shall increase to the product obtained by multiplying the initial Principal Amount by 104.5455%. Additionally, the Company shall give the Holder five (5) days prior written notice of the Sale of the Company, as defined below, and upon the Sale of the Company, 150% of the principal and accrued interest of this Note shall accelerate and become due and payable. Payment of the principal and accrued interest of this Note upon the Sale of the Company shall be made in cash, or, if the acquiror is a public company with market value of at least $500 million (which market value shall be reasonable determined by the Company), in the same form of pro rata consideration as the other stockholders of the Company receive.

This Note is one of a series of 10% Original Issue Discount Convertible Promissory Notes made by the Company in favor of the Holder and other holders, from time to time (collectively, the “Notes”) and issued pursuant to the Company’s private offering described in the Subscription Booklet of the Company dated July 2022 (as amended, modified or supplemented from time to time and including the annexes thereto, the “Subscription Booklet”) and the related Subscription Agreements (each a “Subscription Agreement” and collectively, the “Subscription Agreements”). Each of the Notes shall rank equally without preference or priority of any kind over one another, and all payments on account of obligations with respect to any of the Notes shall be applied ratably and proportionately on the outstanding Notes on the basis of the Principal Amount of the outstanding indebtedness represented thereby.

1.	Payment. All payments will be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the Holder may from time to time designate in writing to the Company. Payment will be credited first to accrued interest due and payable, with any remainder applied to principal. The Company may prepay all or any part of the principal balance of this Note prior to the initial Maturity Date by paying to the Holder 120% of the outstanding principal amount of this Note, plus 120% of accrued and unpaid interest hereon. The Company may prepay all or any part of the principal balance of this Note after the initial Maturity Date by paying to the Holder 130% of the outstanding principal amount of this Note, plus 130% of accrued and unpaid interest hereon.

2.	Conversion. This Note will be convertible pursuant to the following terms.

a.	Definitions.

i.	“Conversion Shares” means, collectively, the Financing Conversion Shares and the Voluntary Conversion Shares.

ii.	“Conversion Price” means the lower of (i) the quotient of (x) the Valuation Cap divided by (y) the Fully Diluted Capitalization immediately prior to the Qualified Financing or Qualified Event, as applicable, if any, and (ii) 70% of the purchase price per share or other whole units, as applicable, in the Qualified Financing or 70% of the initial listing price of the shares on a national securities exchange in the Qualified Event, as applicable.

iii.	“Enforcement Action” means (a) to sue for payment of the Notes, or initiate or participate with others in any suit, action or proceeding against the Company to enforce payment of, or to collect, the whole or any part of the Notes, or (b) to accelerate the indebtedness represented by the Notes, or (c) to take any action under the provisions of any federal or state law, including without limitation, the Uniform Commercial Code, or under any contract or agreement, to enforce, collect, foreclose upon, take possession of, or sell any property of the Company, or (d) to receive a transfer of any of the property or assets of the Company in satisfaction, in whole or in part, of amounts owing under the Notes, or (e) the commencement of, or joinder in the filing of a petition for the commencement of any insolvency proceeding against the Company.

iv.	“Equity Securities” means (i) Shares; (ii) any securities conferring the right to purchase Shares; or (iii) any securities directly or indirectly convertible into, or exchangeable for (with or without additional consideration) Shares.

v.	“Event of Default” shall mean the occurrence of any of the following:

1.	Failure to Pay. The Company shall default in the performance of, or violate any material covenants and agreements contained in this Note or the Subscription Agreement, including without limitation, the failure to pay amounts due under this Note on the Maturity Date or upon a Sale of the Company, and the Company does not cure such breach within fifteen (15) days after written notice thereof has been given by or on behalf of the Holder to the Company; or

2.	Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (ii) admit in writing its inability to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vi) take any action for the purpose of effecting any of the foregoing; or

3.	Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

4.	Breach of Material Obligation. The Company materially breaches any material obligation to any Holder under this Note or the Subscription Agreement and does not cure such breach within twenty (20) days after written notice thereof has been given by or on behalf of such Holder to the Company;

5.	Breach of Section 3(s). At any time subsequent to five days prior to the Voluntary Conversion Date, the Company is unable to satisfy its obligations to reserve sufficient Shares pursuant to Section 3(s), and the Company does not cure such breach within five (5) days after the Voluntary Conversion Date.

6.	Breach of Representation or Warranty. Any material breach of a representation or warranty of the Company set forth in Section 4 of the Subscription Agreement in any material respect, and the Company does not cure such breach within twenty (20) days after written notice thereof has been given by or on behalf of the Holder to the Company.

7.	Cross Default. Until the date of the consummation of the Qualified Financing or the Qualified Event, as applicable (excluding any overallotment option exercise), the Company shall default in any of its obligations under any other promissory note, indenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any arrangement of the Company in an amount exceeding $500,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and the Company does not cure such breach within thirty (30) days after written notice thereof has been given by or on behalf of the Holder to the Company.

8.	Additional Indebtedness. Other than Permitted Indebtedness, until the date of the consummation of the Qualified Financing or the Qualified Event, as applicable (excluding any overallotment option exercise), without the prior written consent of the Majority Noteholders, the Company incurs any indebtedness that is secured or is senior or pari passu in right of payment to this Note (including, the other Notes).

Upon the occurrence of any uncured Event of Default (other than an Event of Default described in the foregoing sub sections (v)(2) or (v)(3) above) and at any time thereafter during the continuance of such uncured Event of Default, the Noteholder Agent may, with the written consent of a Majority Noteholders other than LiveOne, Inc., the Company’s parent (“LiveOne”), by written notice to the Company, declare all outstanding indebtedness represented by the Notes to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Subscription Agreement to the contrary notwithstanding, at the Mandatory Default Amount, together with all reasonable out-of-pocket expenses of collection hereof, including, but not limited to, reasonable attorneys’ fees and legal expenses. Upon the occurrence of any Event of Default described in the foregoing sub sections (v)(2) or (v)(3), immediately (subject to the terms described therein) and without notice, all outstanding indebtedness represented by the Notes shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Subscription Agreement to the contrary notwithstanding, at the Mandatory Default Amount, together with all reasonable out-of-pocket expenses of collection hereof, including, but not limited to, reasonable attorneys’ fees and legal expenses. In addition to the foregoing remedies, upon the occurrence and during the continuance of any uncured Event of Default, the Noteholder Agent may, with the written consent of a Majority Noteholders other than LiveOne, exercise any other right, power or remedy granted to it by the Notes or the Subscription Agreement or otherwise permitted to it by law, either by suit in equity or by action at law, or both, including without limitation, taking all appropriate step to commence an Enforcement Action.

vi.	“Financing Conversion Shares” (for purposes of determining the type of Equity Securities issuable upon conversion of this Note) means shares or units of the Equity Securities issued as a result of the Qualified Financing or Qualified Event, as applicable, if any.

vii.	“Fully Diluted Capitalization” means the number of outstanding shares of Common Stock, assuming conversion of all outstanding securities convertible into shares of Common Stock and exercise of all outstanding options and warrants to purchase shares of Common Stock or other outstanding securities convertible into shares of Common Stock, but excluding, for this purpose, (i) the conversion of any Notes (whether or not such Notes have actually been converted), (ii) the exercise of any Warrants (whether or not such Warrants have actually been exercised), (iii) the exercise of any warrants issued to the Placement Agent (as defined in the Subscription Agreement) or any other placement agent or underwriter in connection with securities offered pursuant to the Subscription Booklet or in the Qualified Financing or the Qualified Event, as applicable), and (iv) any securities issued in connection with the Qualified Financing or the Qualified Event, as applicable (including, without limitation, pursuant to any equity incentive plans); provided that in the case of a Qualified Financing or the Qualified Event, as applicable, “Fully Diluted Capitalization” also shall exclude the shares of Common Stock that are reserved for issuance under the Company's existing or future equity incentive plan(s), compensation plans or any equity incentive plan(s) to be adopted in connection with the offering of the Notes or the Qualified Financing or the Qualified Event, as applicable, as the case may be.

viii.	“Majority Noteholders” shall mean Noteholders who in the aggregate hold Notes representing more than fifty percent (50%) of the aggregate Principal Amount of the then issued and outstanding Notes which were originally issued under the Subscription Agreements. The Majority Noteholders shall have such right and authority to act from time to time upon the terms set forth in this Note to act on behalf of the Noteholders and such action shall be binding on all of the Noteholders and holders of Warrants.

ix.	“Mandatory Default Amount” means 130% of the outstanding principal amount of this Note, plus 130% of accrued and unpaid interest hereon.

x.	“Noteholder Agent” shall mean the person (including an entity) appointed by written action of the Majority Noteholders to serve as agent for the Noteholders in regard to the Notes, including, but not limited to an Enforcement Action. The Noteholder Agent may but is not required to be a Noteholder. The Noteholder Agent may engage legal counsel and other professional advisors to assist in carrying out its duties. The Noteholder Agent shall be entitled to compensation as agreed to between the Noteholder Agent and the Majority Noteholders and paid by the Noteholders or the Majority Noteholders, as applicable.

xi.	“Permitted Indebtedness” means (a) all current and future indebtedness of LiveOne and/or the Company owed to East West Bank and Harvest Funds (the “Senior Secured Lenders”) pursuant to the applicable agreements between the Company and/or LiveOne and the Senior Secured Lenders in effect as of the date hereof, which may be increased from time to time without exceeding 50% of the amounts currently borrowed from the Senior Secured Lenders, (b) future indebtedness of LiveOne and/or the Company owed to secured lenders (as borrowers and/or guarantors) to replace and/or refinance current secured debt with the Senior Secured Lenders, which shall in no event exceed 100% of the amounts currently borrowed from the Senior Secured Lenders, and (c) indebtedness of LiveOne and/or the Company (as borrowers and/or guarantors) owed to banks, commercial finance lenders or other similar institutions regularly engaged in the business of lending money (whether or not such indebtedness is secured); provided that, in each case, such Permitted Indebtedness shall in no event exceed the amount that is equal to $50 million less the then-current indebtedness of LiveOne and/or the Company owed to the Senior Secured Lenders pursuant to the foregoing clauses (a) or (b).

xii.	“Qualified Event” means the direct listing of the Company’s securities on a national securities exchange.

xiii.	“Qualified Financing” means the closing of an underwritten public offering of Shares which results in the Shares being traded on a national securities exchange.

xiv.	Sale of the Company” means the sale of capital stock of the Company, merger or consolidation of the Company with or into another entity or any other form of business combination in which control of the Company is transferred or a sale of all or substantially all of the assets of the Company and/or its subsidiaries (determined based on value) to any other person, in each case other than as result of the Qualified Financing or the Qualified Event, as applicable. For purposes of this definition, “control” shall be deemed to have been transferred in a transaction or series of related transactions in which any person, or group of related persons (other than internal reorganization of LiveOne, Inc.’s (“LiveOne”) ownership of the Company or of or by LiveXLive PodcastOne, Inc. or as a result of the offer and sale of the Notes and Warrants pursuant to the Subscription Booklet and related Subscription Agreements and/or the Qualified Financing or the Qualified Event, as applicable) or as a result of spin-out of the Company by LiveOne to LiveOne’s stockholders as a standalone public company, shall have acquired ownership of more than 50% of the voting power or equity interest in the surviving or acquiring corporation or other entity (assuming all rights, options, warrants or convertible or exchangeable securities entitling the holders thereof to subscribe for or purchase or otherwise acquire shares of voting and equity securities have been fully exercised or converted) .

xv.	“Securities Act” means the Securities Act of 1933, as amended.

xvi.	“Shares” means the Company’s shares of common stock, par value $0.00001 per share.

xvii.	“Trading Day” means a day on which the principal Trading Market is open for trading.

xviii.	“Trading Market” means any of the following markets or exchanges on which the Shares are listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB or the OTCQX (or any successors to any of the foregoing).

xix.	“Valuation Cap” means $60,000,000.

xx.	“Voluntary Conversion Price” means the quotient of (i) the Valuation Cap divided by (ii) the number of outstanding shares of Common Stock immediately prior to the Qualified Financing or Qualified Event, as applicable, if any, assuming conversion of all outstanding securities convertible into shares of Common Stock and exercise of all outstanding options and warrants to purchase shares of Common Stock or other securities convertible into shares of Common Stock, but excluding, for this purpose, (i) the conversion of any Notes (whether or not such Notes have actually been converted), (ii) the exercise of any Warrants (whether or not such Notes have actually been converted), (iii) the exercise of any warrants issued to the Placement Agent (as defined in the Subscription Agreement) or any other placement agent or underwriter in connection with securities offered pursuant to the Subscription Booklet or in the Qualified Financing or the Qualified Event, as applicable), (iv) any securities issued in connection with the Qualified Financing or the Qualified Event, as applicable, and (v) any securities issued pursuant to the Company’s existing or future equity incentive plans or any equity incentive plan to be adopted in connection with the offering of the Notes or the Qualified Financing or the Qualified Event, as applicable, as the case may be.

xxi.	“Voluntary Conversion Shares” means the Shares issuable upon a Voluntary Conversion.

b.	Mandatory Conversion. The full principal balance and all unpaid accrued interest on this Note will automatically convert into Financing Conversion Shares upon the closing of a Qualified Financing or Qualified Event, if any. The number of Conversion Shares the Company issues upon such conversion will equal the quotient (rounded down to the nearest whole share) obtained by dividing (x) the outstanding principal balance and unpaid accrued interest under this Note on a date that is no more than five (5) days prior to the closing of the Qualified Financing or Qualified Event, as applicable, if any, by (y) the Conversion Price. The issuance of Financing Conversion Shares pursuant to the conversion of this Note will be on, and subject to, the same terms and conditions applicable to the Equity Securities issued in the Qualified Financing or Qualified Event, as applicable, if any.

c.	Voluntary Conversion. If a Qualified Financing or Qualified Event, as applicable, has not occurred on or before prior to the Maturity Date (as such date maybe extended pursuant to this Note) (the “Voluntary Conversion Date”), this Note shall be convertible, in whole or in part, into Shares at the option of the Holder, at any time and from time to time after the Voluntary Conversion Date (each, a “Voluntary Conversion”). Ten (10) business days prior to the Voluntary Conversion Date, the Company shall notify the Holder (email shall suffice) whether it has satisfied its obligations under Section 3(s) hereof. The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount and any accrued interest of this Note to be converted and the date on which such conversion shall be effected, which shall not be earlier than the day immediately after the Maturity Date (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder, which shall not be earlier than the day immediately after the Maturity Date. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required, unless required by the Company’s transfer agent. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon, has been so converted in which case the Holder shall surrender this Note as promptly as is reasonably practicable after such conversion without delaying the Company’s obligation to deliver the Shares on the Share Delivery Date. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. The number of Shares the Company issues upon such conversion will equal the quotient (rounded down to the nearest whole share) obtained by dividing (x) the amount of principal and unpaid accrued interest, if any, under this Note being converted by (y) the Voluntary Conversion Price. As used in this Section 2.3, “Share Delivery Date” means five (5) trading days after each Conversion Date.

d.	Redemption Option.

i.	Notwithstanding the foregoing, the Holder may at its option require the Company to redeem up to 45% of the principal amount of this Note (together with accrued interest thereon, but excluding for these purposes the 10% Original Issuance Discount) (the “Qualified Financing Redemption Option”) by delivering written notice thereof (“Qualified Financing Redemption Notice”) to the Company within 5 days of the Holder’s receipt of the Qualified Financing Notice, which Qualified Financing Redemption Notice shall indicate the amount the Holder is electing to redeem. The Company shall pay the Holder any amount required pursuant to the Holder’s exercise of the Qualified Redemption Option under this Section 2(d) no later than five days following the closing of the Qualified Financing or the Qualified Event, as applicable. In the event the Company fails to deliver a Qualified Financing Notice to the Holder not less than 5 days prior to the consummation of a Qualified Financing or the Qualified Event, as applicable, the Holder shall have the ability to deliver a Qualified Financing Redemption Notice to the Company prior to or promptly after the closing of the Qualified Financing or the Qualified Event, as applicable, and the Company shall be required to pay the Holder the indicated redemption amount within 5 business days of its receipt of the Qualified Financing Redemption Notice. “Qualified Financing Notice” shall mean a written notice of the Company (email shall suffice) provided to the Holder at least five (5) days prior to the anticipated closing of the Qualified Financing or Qualified Event, as applicable.

ii.	Notwithstanding the foregoing, the Holder shall be entitled to its prorated portion of any redemption made by the Company pursuant to Section 4(bbb) of the Subscription Agreements, which, for the avoidance of doubt, does not apply to any Note issued to LiveOne. For the avoidance of doubt, the Company’s and/or LiveOne’s obligations pursuant to this Section 2(d) shall not be in addition to the obligations described in Section 4(bbb) of the Subscription Agreement, such that the maximum aggregate redemption and/or prepayment amount required to be paid by the Company and/or LiveOne pursuant to this Section 2(d) and Section 4(bbb) of the Subscription Agreement shall be $3,000,000.

e.	Mechanics of Conversion.

i.	Financing Agreements. The Holder acknowledges that the conversion of this Note into Financing Conversion Shares may require the Holder’s execution of certain agreements relating to the purchase and sale of the Financing Conversion Shares relating to such securities (collectively, the “Financing Agreements”). The Holder agrees to execute all of the Financing Agreements in connection with a Qualified Financing or the Qualified Event, as applicable, and to be subject to all of the terms and conditions set forth therein.

ii.	Certificates. As promptly as practicable after the conversion of this Note and the issuance of the Conversion Shares, the Company (at its expense) will issue and deliver a certificate or certificates evidencing the Conversion Shares (if certificated) to the Holder, or if the Conversion Shares are not certificated, will deliver a true and correct copy of the Company’s statement of position reflecting the Conversion Shares held by the Holder.

3.	Miscellaneous.

a.	Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Note will inure to the benefit of, and be binding upon, the respective successors and assigns of the parties; provided, however, that the Company may not assign its obligations under this Note. This Note is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Note.

b.	Choice of Law. This Note, and all matters arising out of or relating to this Note, whether sounding in contract, tort, or statute will be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of New York.

c.	Counterparts. This Note may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

d.	Titles and Subtitles. The titles and subtitles used in this Note are included for convenience only and are not to be considered in construing or interpreting this Note.

e.	Notices. All notices and other communications given or made pursuant hereto will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by email or confirmed facsimile; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the respective parties at the addresses shown on the signature pages hereto (or to such email address, facsimile number or other address as subsequently modified by written notice given in accordance with this Section 3.5).

f.	Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party will be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

g.	Entire Agreement; Amendments and Waivers. This Note, together with the Subscription Agreement, the Warrant and the NDA (if applicable), constitutes the full and entire understanding and agreement between the parties with regard to the subject hereof. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing. This Note may be modified or amended or the provisions hereof waived with the written consent of the Company and the Majority Noteholders (other than LiveOne or any of its affiliates).

h.	Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provisions will be excluded from this Note and the balance of the Note will be interpreted as if such provisions were so excluded and this Note will be enforceable in accordance with its terms.

i.	Transfer Restrictions.

i.	“Market Stand-Off’ Agreement. The Holder hereby agrees that it is subject to that certain Lock-Up Agreement dated as of the Date of Issuance.

In order to enforce the foregoing covenant, the Company may impose stop transfer instructions with respect to the Holder’s registrable securities of the Company (and the Company shares or securities of every other person subject to the foregoing restriction) until the end of such period. The Holder agrees that a legend reading substantially as follows will be placed on all certificates representing all of the Holder’s registrable securities of the Company (and the Company shares or securities of every other person subject to the restriction contained in this Section 3.i(i)):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE COMPANY’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SECURITIES.

ii.	Further Limitations on Disposition. The Holder agrees not to make any disposition of all or any Shares issued hereunder unless and until the transferee has agreed in writing for the benefit of the Company to the undertaking set out in Section 3.9(i) and:

iii.	there is then in effect a registration statement under the Securities Act covering such proposed disposition, and such disposition is made in connection with such registration statement; or

iv.	the Holder has (A) notified the Company of the proposed disposition; (B) furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition; and (C) if requested by the Company, furnished the Company with an opinion of counsel, which opinion and counsel are reasonably satisfactory to the Company, that such disposition will not require registration under the Securities Act.

v.	The Holder agrees not to make any disposition of any Shares to the Company’s competitors, as determined in good faith by the Company.

j.	Legends. This Note and all Conversion Shares issued upon conversion of this Note (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

“THIS INSTRUMENT AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SECURITIES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW AND, IF THE CORPORATION REQUESTS, AN OPINION TO SUCH EFFECT HAS BEEN RENDERED BY COUNSEL, WHICH COUNSEL AND OPINION ARE SATISFACTORY TO THE COMPANY.”

k.	Acknowledgment. For the avoidance of doubt, it is acknowledged that the Note, any shares of the Company’s capital stock or other securities to be issued in connection with this Note or as a result of its conversion and any applicable conversion price shall be subject to all adjustments in the number of shares of the Company’s capital stock as a result of any splits, recapitalizations, combinations or other similar transactions affecting the Company’s capital stock underlying the Conversion Shares that occur prior to the conversion of this Note.

l.	Further Assurances. From time to time, the parties will execute and deliver such additional documents and will provide such additional information as may reasonably be required to carry out the terms of this Note and any agreements executed in connection herewith.

m.	Limitation on Interest. In no event will any interest charged, collected or reserved under this Note exceed the maximum rate then permitted by applicable law, and if any payment made by the Company under this Note exceeds such maximum rate, then such excess sum will be credited by the Holder as a payment of principal.

n.	Officers and Directors not Liable. In no event will any officer or director of the Company, LiveOne or their respective affiliates be liable for any amounts due and payable pursuant to this Note.

o.	Approval. The Company hereby represents that its board of directors, in the exercise of its fiduciary duty, has approved the Company’s execution of this Note based upon a reasonable belief that the principal provided hereunder is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation. In addition, the Company hereby represents that it intends to use the principal of this Note primarily for the operations of its business, and not for any personal, family or household purpose.

p.	Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS NOTE, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER REPRESENTS AND WARRANTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

q.	Attorneys’ Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, all reasonable attorneys’ fees and out-of-pocket costs incurred by the Holder prior to and until collection by the Holder.

r.	Waivers. The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of the Holder or the Noteholder Agent in exercising any right hereunder shall operate as a waiver of such right or any other right.

s.	Reservation of Stock.

i.	As soon as reasonably practicable after the date hereof, the Company covenants that it will increase its authorized but unissued Shares to such number of Shares equal to (a) 300% of such aggregate number of shares of the Common Stock as shall be issuable upon the conversion of the then outstanding principal amount of this Note and payment of interest hereunder plus (b) 100% of the number of shares of Common Stock issuable upon exercise of the Warrants that are being offered and sold pursuant to the Subscription Booklet and related Subscription Agreements (“Required Minimum Shares”), and maintain a reserve of such Required Minimum Shares. The Company shall take all actions necessary to effect the foregoing, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to the Company’s then-current Certificate of Incorporation.

ii.	The Company shall, if applicable: (i) in the time and manner required by the principal Trading Market, prepare and file with such Trading Market an additional shares listing application covering a number of shares of Common Stock, equal to or greater than the Required Minimum Shares, (ii) take all steps necessary to cause such shares of Common Stock to be approved for listing or quotation on such Trading Market as soon as possible thereafter, (iii) provide to the Holder evidence of such listing or quotation and (iv) maintain the listing or quotation of a number of shares of such Common Stock on such Trading Market or another Trading Market on any date equal to or greater than the Required Minimum Shares until the earlier of (i) the completion of a Fundamental Transaction (as defined in the Warrant) and (ii) the expiration of the Exercise Period (as defined in the Warrant). The Company agrees to maintain the eligibility of the Common Stock for electronic transfer through the Depository Trust Company or another established clearing corporation, including, without limitation, by timely payment of fees to the Depository Trust Company or such other established clearing corporation in connection with such electronic transfer.

[SIGNATURE PAGES FOLLOW]

Courtside Group, Inc.

By:
Name:	Kit Gray
Title:	President

Address:	335 North Maple Drive, Suite 127 Beverly Hills, CA 90210
Email Address:	kit@podcastone.com and tenia@liveone.com

[Signature Page to Courtside Group, Inc. Original Issue Discount Convertible Promissory Note]

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Original Issue Discount Convertible Promissory Note due _______, 2023, of Courtside Group, Inc., a Delaware corporation (the “Company”), into shares of common stock (the “Common Stock”), of the Company according to the conditions hereof, as of the date written below. If such shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid Shares.

Conversion calculations:
Date to Effect Conversion:

Principal Amount of Note to be Converted:

Payment of Interest in Common Stock __ yes __ no If yes, $_____ of Interest Accrued on Account of Conversion at Issue.

Number of shares of Common Stock to be issued:

Signature:

Name:

Address for Delivery of Common Stock Certificates:

Or

DWAC Instructions:

Broker No: _______________
Account No: _______________

Annex A-1